TECHNOLOGY TRANSFER AGREEMENT

This Technology Transfer Agreement made and dated January 6, 2003 is between RESIN SYSTEMS INC., an Alberta, Canada corporation (the "Vendor") and RESIN SYSTEMS INTERNATIONAL LTD., a corporation incorporated under the laws of Barbados (the "Purchaser").

WHEREAS:

The Vendor has agreed to sell and the Purchaser has agreed to purchase all right, title and interest in and to the Assets for consideration and on the terms and conditions herein contained as of the date hereof; and

The Vendor and the Purchaser intend that the purchase and sale documented by this Agreement take place at a price equal to the fair market value of the Assets as of the date hereof.

IN CONSIDERATION of the covenants, agreements and mutual consideration in this Agreement, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1

Definitions

In this Agreement:

(a)

"Agreement" means this agreement including any recitals and schedules to this agreement, as amended, supplemented or restated from time to time;

(b)

"Assets" means:

(i)

the International Rights in the Version Technology; and

(ii)

the International Rights in the Winding Technology;

(c)

"Business Day" means a day other than a Saturday, Sunday or statutory holiday in Bridgetown, Barbados;

(d)

"Governmental Authority" means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government;

(e)

"Improvements" means any improvements, revisions or other modifications made to, or replacement of, any art, process, machine, manufacture or composition of matter inherent in the Assets and the Intellectual Property Rights contained therein, occurring after the date hereof;

(f)

"Intellectual Property" means any ideas, research, discoveries, designs, systems, patterns, specifications, technology, know-how, formulae, process, composition, manufacture or composition of matter, confidential information, data, computer software development tools, operating systems, source coda, object code, subroutines, algorithms, methods and processes including, without limitation, patents, trade-marks, copyrights and trade secrets and applications for and the right to apply for patent, copyright, trademark or any other intellectual property rights protection;

(g)

"International Rights" means the exclusive Intellectual Property rights in the Assets, including, but not limited to, the right to make, have made, use, sell, license, reproduce, modify, make Improvements, create derivative works, distribute, display, transmit, and publish the Assets anywhere in the world, other than in the territories of Canada and the United States;

(h)

"Licenses end Permits" means, to the extent they may be assigned or transferred by the Vendor, all licenses. permits, approvals, authorizations and consents held by the Vendor for the operation of the Assets;

(i)

"Parties" means the parties to this Agreement and "Party" means either one of them;

(j)

"Person" mans any natural person, sole proprietorship, partnership. corporation. trust, joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature;

(k)

"Purchase Price" has the meaning given w it in Section 2.3;

(l)

"Records" means all operating records, data, manuals, books, correspondence, notes, files, documents and records of the Vendor (including, without limitation, user documentation and source code listings) relating to the Assets, including customer lists, financial accounting and credit records, correspondence, certifications, and similar documents and records;

(m)

"USD" means dollars in the lawful currency of the United States of America;

(n)

"Version Technology" means the Version resin system designed and used for pultrusion, filament winding and closed moulding composite manufacturing processes;

(o)

"Warranties" means all conditions, warranties, guarantees, indemnities, representations, service contracts, patent indemnities or other agreements of any nature whatsoever, verbal or written, expressed or implied, legal, statutory, conventional, collateral or otherwise, in respect of or that shall in any manner apply to any of the Assets or part thereof and whether given by manufacturers, vendors, maintenance providers or otherwise; and

(p)

"Winding Technology" means the filament winding technology and related line equipment technology used in association with the manufacture and distribution of composite poles and other composite products.

1.2

Headings and Table of Contents

Headings and the provision of a table of contents are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3

Subdivisions

Unless otherwise stated, reference in this Agreement to a section, paragraph, schedule or other subdivision is a reference to such section, paragraph, schedule or other subdivision within this Agreement.

1.4

Number and Gender

Wherever the context so requires, any term used in this Agreement importing the singular number only shall include the plural and vice versa and words importing any gender shall include all other genders.

1.5

Monetary References

Whenever an amount of money is referred to in this Agreement, such amount shall be deemed to be Canadian dollars. unless otherwise stated.

1.6

Statutes and Regulations

Any reference in this Agreement to any statute shall be a reference to that statute as amended, substituted, replaced, or re-enacted from time to time and any reference to a statute includes the regulations made pursuant to that statute.

1.7

Use of the Word "Including"

In this Agreement, the word "including" when following any general term or statement will not be construed as limiting the general term or statement to the specific matter immediately following the word "including" or to similar matters, and the general term or statement will be construed as referred to all matters that reasonably could fall within the broadest possible scope of the general term or statement.

1.8

Time of Day

Unless otherwise specified, references in this Agreement to time of day or date mean the local time or date in Bridgetown, Barbados.

1.9

Business Day

If under this Agreement any payment or calculation is to be made, notice given, or any other action is to be taken, on or as of a day which is not a Business Day, the payment or calculation is to be made, the notice is to be given, or that other action is to be taken, on or as of the next day that is a Business Day.

1.10

Invalidity of Provisions

If, for any reason, any provision of this Agreement or the application of any provision of this Agreement to any Person or circumstance is to any extent held or rendered invalid, unenforceable or illegal, then such provision shall:

(a)

be deemed to be independent of the remainder of this Agreement and to be severable and divisible from this Agreement and its invalidity, unenforceability or illegality shall not affect, impair or invalidate the remainder of this Agreement or any other part of this Agreement; and

(b)

continue to be applicable to and enforceable to the fullest extent permitted by law against any Person in and any circumstances other than those in respect of which it has been held or rendered invalid, unenforceable or illegal.

1.11

Governing Law

This Agreement shall be governed by and construed in accordance with the laws in force: in the Province of Alberta, Canada and the reference to such laws shall not, by the application of conflict of law rules, or otherwise, require the application of the laws in force in any jurisdiction other than the Province of Alberta, Canada.  The Parties agree to submit and attorn to the jurisdiction of the Courts of the Province of Alberta, Canada with respect to all matters arising from this Agreement.

1.12 Waiver

No waiver by a Party of any provision, or the breach of any provision, of this Agreement shall be effective unless it is contained in a written instrument duly executed by the Party granting the waiver.  Such waiver shall affect only the matter specifically identified in the instrument granting the waiver and shall not extend to any other matter, provision or breach.  The failure of a Party to give notice to any other Party or to take any other steps in exercising any right, or in respect of the breach or non-fulfillment of any provision of this Agreement, shall not operate as a waiver of that right, breach or provision nor shall any single or partial exercise of any right preclude any other or future exercise of that right or the exercise of any other right, whether in law or in equity or otherwise.

ARTICLE 2

 PURCHASE, SALE AND CONVEYANCE

2.1

Purchase and Sale

The Vendor hereby sells, assigns, transfers, conveys, sets over and contributes to the Purchaser the Assets, and all rights, claims and demands the Vendor may have thereunder or in connection therewith, including the waiver of any moral rights the Vendor may have in the Assets, on the terms and conditions set forth in this Agreement effective as of the date hereof, and the Purchaser hereby purchases and accepts from the Vendor the Assets, to have and w hold the same together with all benefits and advantages to be derived therefrom, absolutely.

2.2

Assignment Not a License

For further clarity, the transfer of rights contemplated in Section 2.1 above represents an assignment and not n license of the Assets and the Intellectual Property rights contained therein.

2.3

Purchase Price

The purchase price to be paid by the Purchaser to the Vendor for the Assets (the "Purchase Price") shall be an amount equal to the fair market value of the Assets as of the date hereof, determined to be one hundred and ninety-nine thousand dollars ($199,000.00) or one hundred and twenty-seven thousand, five hundred and eighty U.S. dollars ($127,580.00 USD) based on the rate of exchange for US dollars offered by the Bank of Canada on January 6, 2003.

2.4

Payment of Purchase Price

The Purchaser shall pay the Purchase Price to the Vendor by issuing 127,580 common shares of the Purchaser at a price of $1.00 USD per share.

2.5

Allocation of Purchase Price

The Purchase Price payable by the Purchaser to the Vendor pursuant to Section 2.4 shall be allocated between the Assets as follows:

(i)	International Rights in the Version Technology:	$99,000.00 ($63,470 USD)
(ii)	International Rights in the Winding Technology;	$100,000.00 ($64,110.00 USD)

2.6

Purchase and Sale at Fair Market Value

It is the intention of the Parties that the Purchase Price represents the fair market value of the Assets as at the date hereof , as determined by the Parties acting reasonably and in good faith, and the Purchase Price is subject to amendment and correction by the Parties in accordance with the terms of this Agreement.  The Parties acknowledge and agree that the Purchase Price for the Winding Technology was determined by reference to the negotiated arms-length purchase price paid by Vendor to acquire the Winding Technology and the Parties have utilized this negotiated purchase price when determining the fair market value of the International Rights to the Winding Technology.  Furthermore, the Parties acknowledge and agree that the Purchase Price for the Version Technology will be confirmed by a pricing calculation made by a third party valuer, and that the Parties will use this calculation when agreeing with and confirming the fair market value of the Version Technology for all purposes of this Agreement, including subsection 2.7(c).

2.7

Purchase Price Adjustment

If at any time after the date hereof

(a)

the decision of a court or tribunal of competent jurisdiction, following the expiry of all applicable appeal periods, determines that; or

(b)

any competent taxing authority issues or proposes to issue any assessment or re-assessment that imposes or would impost any liability for tax on either the Vendor or the Purchaser or any other Person on the basis that, or

(c)

the Parties determine that;

the fair market value of the Assets as at the date hereof is different from the Purchase Price, then the Parties will amend this Agreement retroactively to the date hereof, adjust the Purchase Price and increase or decrease accordingly the amount w be paid pursuant to Section 2.3, to ensure that the intention set out in Section 2.6 is met.

2.8

Effective Date

The Parties hereby agree, acknowledge and declare that this Agreement and the transfer and assignment of the Assets from the Vendor to the Purchaser upon the terms and conditions set out herein shall be and shall be deemed to be effective as of the date hereof, notwithstanding the date on which this Agreement is signed by or on behalf of either or both Parties or the date on which the fair market value is confirmed, or the conveyance of the Assets is completed and/or perfected, and the Parties agree that all benefits and obligations with respect to the Assets are transferred from the Vendor to the Purchaser on the date hereof, and that the Vendor has no further interest therein or rights thereto.

2.9

 Improvements

The Parties agreed that no Improvements form part of the Assets being transferred under this Agreement.  However, it is the intention of the Parties to enter into a cost-sharing arrangement whereby the Purchaser may, at its sole discretion, acquire the International Rights to any Improvements to which the Purchaser has contributed its pro rata share of the development costs from the date hereof.

2:10

No Further Adjustments

All benefits and obligations of every kind and nature accruing, payable or paid and received or receivable in respect of the Assets, and the apportionment thereof as of the date hereof, have been taken into account in the calculation of the Purchase Price and the Vendor and the Purchaser acknowledge that there will be no adjustments in respect thereof other than as contemplated in this Article 2.

2.11

Waiver of Right of Accounting

For the avoidance of doubt, both Parties hereby acknowledge and agree that no royalty, accounting, consent or other amount or obligation from or related to the use, manufacture, exploitation, assignment, sale, divestiture, license, sublicense or transfer, in whole or in part, of either the Version Technology or the Winding Technology by either Parry or its permitted assigns. Any fees or amounts derived by either Party, its agents or assigns from the use, manufacture, exploitation, assignment, sale, divestiture, license, sublicense or transfer, in whole or in part, of that Party's rights in either the Version Technology or the Winding Technology, will enure fully and exclusively to the benefit of that Party.

ARTICLE 3

INDEMNITIES

3.1

Indemnification by Vendor

Subject to Section 3.3, the Vendor shall:

(a)

be liable to the Purchaser for all lasses, costs, damages and expenses whatsoever which the

Purchaser may suffer, sustain, pay or incur; and

(b)

indemnify and save the Purchaser and its directors, officers, servants, agents and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Purchaser, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with the Assets and occurring or accruing prior to the date hereof, except any lows, costs, damages, expenses, claims, liabilities, actions, proceedings and demands to the extent that the same either are reimbursed (or reimbursable) by insurance maintained by the Purchaser or are caused by the gross negligence or wilful misconduct of the Purchaser, its directors, officers, servants, agents or employees. The acceptance of liability and the indemnity granted by the Vendor herein, however, does not provide either an extension of any representation or warranty contained in Article 4 or an additional remedy with respect w the Vendor's breach of such a representation or warranty.  Notwithstanding any provision herein, the liability of the Vendor and the indemnity hereby granted by the Vendor to the Purchaser shall only apply with respect to claims made within one (1) year following the date hereof.

3.2

Indemnification by Purchaser

As of the date hereof, the Purchaser shall:

(a)

be liable to the Vendor for all losses, costs, damages and expenses whatsoever which the Vendor may suffer, sustain, pay or incur, and

(b)

indemnify and save the Vendor and its directors, officers, servants, agents and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Vendor its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with the Assets and occurring subsequent to the date hereof, except any losses, costs, damages, expenses, claims, liabilities, actions, proceedings and demands to the extent that the same either are reimbursed (or reimbursable) by insurance maintained by the Vendor or are caused by the gross negligence or wilful misconduct of the Vendor, its directors, officers, servants, agents or employees.  The acceptance of liability and the indemnity granted by the Purchaser herein, however, does not provide either an extension of any representation or warranty contained in Article 5 or an additional remedy with respect to the Purchaser's breach of such a representation or warranty.  Notwithstanding any provision herein, the liability of the Purchaser and the indemnity hereby granted by the Purchaser to the Vendor shall only apply with respect to claims made within one (1) year following the date hereof.

a.1

Limit on Vendor's Responsibility

In no event shall the total of the liabilities and indemnities of the Vendor under this Agreement, including any claims relating to its representations and warranties, exceed the Purchase Price, except in the event of fraud.

3.4

No Merger of Legal Responsibilities

The liabilities and indemnities created in this Article 3 shall be deemed to apply to, and shall not merge in, all assignments, transfers, conveyances, novations, trust agreements and other documents conveying the Assets from the Vendor to the Purchaser.

3.5

Substitution and Subrogation

Insofar as is possible, the Purchaser shall have full right of substitution and subrogation in and to all covenants, representations and warranties by other persons previously given or made in respect of the Assets or any part thereof.

ARTICLE 4 VENDOR'S

REPRESENTATIONS

4.1

Vendor's Representations

The Vendor hereby represents and warrants to the Purchaser that:

(a)

the Vendor has the power and authority and right to enter into this Agreement and each and any agreement to be executed and delivered by the Vendor pursuant hereto and to perform its obligations as therein and herein contained to sell the Assets in accordance with the terms of this Agreement;

(b)

the Vendor has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement;

(c)

the execution and delivery of this Agreement and each and every agreement or document to be executed and delivered hereunder and the consummation of the transactions contemplated herein, will not violate, nor be in conflict with, any provision of any judgment, decree, order, statute, rule or regulation applicable to the Vendor or of the constating documents of the Vendor,

(d)

this Agreement has been duly executed and delivered by the Vendor and all documents required hereunder to be executed and delivered by the Vendor have been duly executed and delivered and this Agreement and such documents constitute legal, valid and binding obligations of the Vendor enforceable in accordance with their respective terms;

(e)

the Vendor has as of the date hereof good and marketable title, free and clear of any and all claims, liens, encumbrances, mortgages, demands and royalties created by,

through or under the Vendor, security interests and charges, licenses or rights of other persons whatsoever to the Assets;

(f)

the Vendor is not a party to any action, suit or other legal, administrative or arbitration proceeding or government investigation, actual or threatened, which might reasonably be expected to result in impairment or loss of the Vendor's interest in the Assets or any part thereof, and there is no particular circumstance, matter or thing known to the

Vendor which could reasonably be anticipated to give rise to any such action, suit or other legal, administrative or arbitration proceeding or government investigation;

(g)

the Vendor has not used or enforced or failed to use or enforce any Intellectual Property rights or other rights associated with the Assets in any manner which could adversely affect the validity or enforceability of the Vendor's Intellectual Property rights in the

Assets;

(h)

there is not, and has not been any infringement or violation of the Vendor's Intellectual

Property rights in the Assets;

(i)

the Vendor has obtained the appropriate waivers with respect to any moral rights in the

Assets;

(j)

the Vendor has not received notice of any claim of adverse ownership, invalidity or other opposition to or conflict with the Assets; and

(k)

there are no outstanding options, agreements of purchase and sale or other agreements or commitments obligating the Vendor to sell the Assets or any of them, except pursuant to this Agreement.

ARTICLE 5

PURCHASER'S REPRESENTATIONS

5.1

Purchaser's Representations

The Purchaser hereby represents and warrants to the vendor that..

(a)

the Purchaser is a corporation duly organized, validly subsisting and in good standing under the laws of Barbados;

(b)

the Purchaser has all requisite power and authority to enter into this Agreement and to purchase and pay for the Assets on the term described herein and to perform its other obligations under this

Agreement;

(c)

the execution and delivery of this Agreement and each and every agreement or document to be executed and delivered hereunder and the consummation of the transactions contemplated herein will not violate, nor be in conflict with, any judgment, decree, order, Statute, rule or regulation applicable to the Purchaser or of the constating documents of the Purchaser; and

(d)

this Agreement has been duly executed and delivered by the Purchaser and all documents required hereunder to be executed and delivered by the Purchaser have been duly executed and delivered and this Agreement and such documents constitute legal, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms.

ARTICLE 6

 NO MERGER AND SURVIVAL

6.1

No Merger

The representations and warranties set forth in Articles 4 and 5 shall be deemed w apply to all assignments. conveyances, transfers and documents conveying any of the Assets from the Vendor to the Purchaser and there shall not be any merger of any covenant, representation or warranty in such assignments, transfers or documents notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived.

6.2

 Survival

Notwithstanding anything to the contrary herein expressed or implied, it is expressly agreed and understood that the representations and wan-antics set forth in Articles 4 and 5 are true on the date hereof and notwithstanding the deliveries of covenants, representations and warranties in any other agreements as of the date hereof or prior or subsequent thereto or investigations by the Parties hereto, the representations and warranties set forth in Articles 4 and 5 shall survive the date hereof for the benefit of the Parties hereto for a period of one (1) year.

ARTICLE 7

 MISCELLANEOUS

7.1

Further Assurances

Each Party shall, from time to time, promptly execute and deliver all further documents and take all further action reasonably necessary or appropriate to give affect to the provisions and intent of this Agreement and to complete the transactions contemplated by this Agreement.

7.2

Entire Agreement

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral, express or implied, statutory or otherwise.

7.3

Enurement

This Agreement shall enure to the benefit and be binding upon the Parties and their respective successors and permitted assigns.

7.4

 Counterparts

This Agreement may be executed in any number of counterparts (including by telefax), each of which shall be deemed to be an original and all of which will be construed together as one agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement on May 16, 2003 with respect to the agreement made between them on the date first written above.

RESIN SYSTEMS INTERNATIONAL LTD.

Per./s/ Michael Carter

Director